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                                                                   EXHIBIT 10.39

Bank of New Zealand                                    BRISBANE 4-069
A division of National Australia                       LEVEL 7, 345 QUEEN STREET
Bank Limited                                           BRISBANE 4000
A.C.N. 004044937                                       Phone: (07) 3234 5633
                                                       Fax:   (07) 3234 5644


10 February 1998


Mr. R. A. Rodgers
Total Energy Systems Ltd.
GPO Box 167
BRISBANE Q 4001

Dear Mr. Rodgers

As a result of the discussions which have taken place since we issued our Letter of Offer dated 20 August, 1997, the Bank is prepared to amend clause 10 of the Standard Terms and Conditions attached to that letter, in the following manner:

(a)  the existing two paragraphs comprising clause 10, will become 10(a); and

(b)  the following additional sub-clause will be added as 10(b):

     "(b) Notwithstanding the provisions of paragraph (a) of this clause 10 and of clause 2(e), the Bank shall waive any misrepresentation or breach of warranty which may occur after the facilities have been drawn down, if that misrepresentation or breach does not, in the opinion of the Bank, have any adverse effect on the ability of the borrower and/or its guarantors to service and/or repay the facilities."

IN ADDITION the Bank is prepared to confirm (and by this letter does confirm) that notwithstanding the provisions of clause 2 of the Standard Terms and Conditions, the Bank will not act on any default by any Relevant Corporation which:

(a)  is a subsidiary of LSB Industries, Inc.; and

(b) does not undertake any business operations or activities in Australia, unless the Bank is of the opinion that the default will impact on:

(i)  the continuing ability of TES and/or LSB to trade; or
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(ii) the continuing ability of TES and its guarantors to service and repay the facilities.

Yours faithfully

/s/ Greg Carter

Greg Carter
Senior Manager
Business Banking